Exhibit 9.1

October 2, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 1-U dated October 2, 2026 of AtomBeam Technologies Inc. and are in agreement with the statements therein concerning Forvis Mazars, LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

San Francisco, California